Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated January 27, 2006, except for Note 10 as to which the date is May 23, 2006, on the financial statements of Ethanol Grain Processors, LLC (a development stage company) as of December 31, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2005 and 2004 and from the period from inception (October 28, 2004) to December 31, 2005 in the Form SB-2/A Pre-Effective Amendment No. 3 to the Registration Statement of Ethanol Grain Processors, LLC dated on or about June 5, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota

June 5, 2006